                            Schedule 14A Information

                           Proxy Statement Pursuant to
                              Section 14(a) of the
                         Securities Exchange Act of 1934
                              (Amendment No. _____)

Filed by the Registrant    |x|

Filed by a Party other than the Registrant   | |

     Check the appropriate box:

| |  Preliminary Proxy Statement

| |  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))

|x|  Definitive Proxy Statement

| |  Definitive Additional Materials

| |  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

        Capital Associates, Inc.
     --------------------------------------------
     (Name of Registrant as Specified in Charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

|x|  $125 per Exchange Act Rules 0-11(c)(1)(ii) or 14a-6(i)(1), or 14a-6(i)(2)

| |  $500 per each party to the controversy pursuant to Exchange Act  Rule 14a-6
     (1)(3)

| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)  Total fee paid:

|x|  Fee paid previously with preliminary materials

     | | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

--------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3)      Filing Party:

--------------------------------------------------------------------------------

(4)      Date Filed:

--------------------------------------------------------------------------------

                            CAPITAL ASSOCIATES, INC.
                           7175 West Jefferson Avenue
                            Lakewood, Colorado 80235

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                October 27, 1995


To the Stockholders of
Capital Associates, Inc.:

         The 1995 Annual Meeting of Stockholders (the "Annual Meeting") of Capital Associates, Inc., a Delaware corporation (the "Company"), will be held on Friday, October 27, 1995, starting at 8:30 a.m. (local time), in the Wadsworth Room of the Holiday Inn, 7390 Hampden Avenue, Lakewood, Colorado, for the following purposes:

          1. to elect directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

          2. to approve the Non-Employee Director Stock Option Plan of Capital Associates, Inc.;

          3. to ratify the selection by the Board of Directors (the "Board") of KPMG Peat Marwick as independent auditors of the Company for the 1996 fiscal year; and

          4. to transact such other business as may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

         The Board has fixed the close of business on Thursday, September 21, 1995, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours by any stockholder of the Company, for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting at the Company's offices located at the address set forth above.

         A copy of the Company's Annual Report for the fiscal year ended May 31, 1995, a Proxy Statement and a proxy card accompany this notice. These materials are first being sent to stockholders on or about October 10, 1995.

         Stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy card.

                                       By Order of the Board of Directors,
                                       JOHN L. RUPPERT
                                       Secretary

Lakewood, Colorado
October 10, 1995

                            CAPITAL ASSOCIATES, INC.
                           7175 West Jefferson Avenue
                            Lakewood, Colorado 80235

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                         To Be Held on October 27, 1995

         This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of Capital Associates, Inc. (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board") for use at the Company's 1995 Annual Meeting of Stockholders to be held on Friday, October 27, 1995, at 8:30 a.m. (local time), in the Wadsworth Room of the Holiday Inn, 7390 Hampden Avenue, Lakewood, Colorado, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and the Company's Annual Report (the "Annual Report") for the fiscal year ended May 31, 1995 ("Fiscal 1995"), are first being mailed to stockholders on or about October 10, 1995. The Annual Report is not to be considered a part of the Company's proxy solicitation materials.



                            PURPOSE OF ANNUAL MEETING

         At the Annual Meeting, stockholders will be asked to (1) elect seven directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (2) approve the Non-Employee Director Stock Option Plan of Capital Associates, Inc. (the "Director Plan"); (3) ratify KPMG Peat Marwick as the Company's auditors for the year ending May 31, 1996 ("Fiscal 1996"); and (4) transact such other business as may properly come before the Annual Meeting.

         The affirmative vote of the holders of a majority of the shares of the Common Stock of the Company (the "Common Stock") present or represented at the Annual Meeting and constituting a quorum is required for the election of directors, approval of the Director Plan and ratification of the Company's auditors.

         The Board recommends a vote "FOR" (1) the election of the seven nominees for directors of the Company listed below, (2) approval of the Director Plan and (3) ratification of KPMG Peat Marwick as the Company's auditors for Fiscal 1996.


                            QUORUM AND VOTING RIGHTS

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on Thursday, September 21, 1995 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 10,232,447 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

         All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted in favor of (i.e., "FOR") (1) the election of the seven nominees for directors of the Company listed below, (2) approval of the Director Plan and (3) ratification of KPMG Peat Marwick as the Company's auditors for Fiscal 1996. Broker non-votes will be counted as shares present for quorum purposes, but otherwise will not count for any purpose in determining whether a proposal has been approved. Abstentions will be counted as shares present for quorum purposes, but otherwise will count as a vote against the applicable proposal.

         Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked by (1) filing with the Company a written revocation of the proxy, (2) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy or (3) submitting a duly executed proxy bearing a later date.

         The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication, telephone, telegraph or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.


                              ELECTION OF DIRECTORS

Nominees

          The Board currently consists of seven members: William H. Buckland, James D. Edwards, Gary M. Jacobs, Dennis J. Lacey, William B. Patton, Jr., Peter
F. Schabarum and James D. Walker. All of the directors, other than Mr. Buckland, were elected at the 1994 annual meeting of stockholders. Mr. Buckland was elected to the Board in January 1995. Mr. Schabarum is not standing for re-election to the Board. The Board proposes that the seven individuals listed below as nominees be elected as directors of the Company to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve if elected to the Board. In the event that any nominee is unable to serve as a director at the time of the Annual Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted "FOR" such substitute nominee as shall be designated by the Board to fill the vacancy.

         The names of the nominees, their ages at the Record Date and certain other information about them are set forth below:

      Nominee           Age        Position(s) with Company       Director Since
      -------           ---        ------------------------       --------------

William H. Buckland     50         Director                            1995

James D. Edwards        55         Director                            1987

Gary M. Jacobs          48         Director                          1978-1990
                                                                     and 1994

Dennis J. Lacey         42         Chief Executive Officer,            1991
                                   President and Director

William B.Patton,Jr.    59         Chairman of the Board and           1987
                                   Director (1)

Robert A. Sharp II      37         None                                N/A

James D. Walker         50         Director (1)                        1994
------------------------------------------

(1) Mr. Patton will resign as Chairman of the Board (but will remain a Director), and Mr. Walker will assume the position of Chairman of the Board, effective as of October 31, 1995.

         Mr. Buckland is Chairman of the Board, Secretary, Treasurer, a director and 50% shareholder of MCC Financial Corporation, an aircraft and equipment lessor ("MCC"). Immediately prior to the purchase of MCC in 1988, Mr. Buckland held, from 1978 to 1988, a number of executive positions at Fairchild
Industries, Inc. Mr. Buckland is also a director of MCC Aircraft Leasing I, Inc., MCC World Aviation Associates, Inc. and Capital Associates International, Inc., a wholly-owned subsidiary of the Company ("CAII").

     Mr. Edwards was President, Chief Executive Officer and a director of Tricord Systems, Inc., a computer hardware and software development firm, from 1989 through May 1995. From 1987 to 1989, Mr. Edwards was President and Chief Executive Officer of Telwatch, Inc., a telecommunications firm. From 1983 to 1987, Mr. Edwards held various executive positions with AT&T, including President of AT&T Computer Systems. Prior to 1983, Mr. Edwards held executive positions with IBM Corporation, Xerox Corporation and Bausch & Lomb. Mr. Edwards is also a director of CAII.

         Mr. Jacobs is Executive Vice President and Secretary of Corporate Express, Inc., an office products supply company ("CEI"). From 1992 to July 1995, Mr. Jacobs was also Chief Financial Officer of CEI. From 1990 through November 1992, Mr. Jacobs served as the President and Chief Executive Officer of Boulder Retail Finance Corporation, an investment firm controlled by Mr. Jacobs. From 1978 through mid-1990, Mr. Jacobs served as Executive Vice President and in various other senior executive positions with the Company and CAII. Prior to joining the Company, Mr. Jacobs served as a director of finance for Storage Technology Corporation, a public company which manufactures computer peripheral devices. Mr. Jacobs served as a director of the Company and CAII from 1978 through mid-1990 and is currently a director of Boulder Retail Finance Corporation and CAII.

     Mr. Lacey joined the Company as Vice President, Operations, in October 1989. Mr. Lacey was appointed Treasurer on January 1, 1991, Chief Financial Officer on April 11, 1991, a director on July 19, 1991, and President and Chief Executive Officer on September 6, 1991. Prior to joining the Company, Mr. Lacey was an audit partner for the public accounting firm of Coopers & Lybrand. Mr. Lacey is also a director and senior officer of CAII, CAI Equipment Leasing I Corp., CAI Equipment Leasing II Corp., CAI Equipment Leasing III Corp., CAI

Equipment Leasing IV Corp., CAI Leasing Canada, Ltd., CAI Partners Management Company, CAI Securities Corporation, CAI Lease Securitization I Corp. and Capital Equipment Corporation (collectively referred to herein as the "CAI Affiliates"), all of which are first- or second-tier wholly-owned subsidiaries of the Company. Mr. Lacey is also a director of Guaranty National Corporation.

         Mr. Patton was a Senior Vice President of UNISYS and President of U.S. Information Systems, UNISYS Corporation from June 1991 through February 1995. Mr. Patton was Chairman and Chief Executive Officer of Parallan Computer, Inc., from July 1990 to June 1991 and was a private investor from July 1989 to July 1990. From January 1985 to July 1989, Mr. Patton was President and Chief Executive Officer of MAI Basic Four, Inc., a computer systems manufacturer. Prior to 1985, Mr. Patton was Chairman, President and Chief Executive Officer of CADO Systems Corporation, Executive Vice President of Ampex International, and Vice President, Western Operations, of Honeywell, Inc. Mr. Patton is also a director of Media Vision, Prolog Corporation and CAII.

     Mr. Sharpe is currently Vice President, Corporate Development of Smithfield Foods, Inc. Prior to joining Smithfield Foods, Inc., Mr. Sharpe had a ten year career in corporate banking. From 1987 through June 1994, Mr. Sharpe served in a number of capacities at NationsBank Corporation from 1987 through June 1994, including Senior Vice President in charge of Mid- Atlantic Corporate Banking relationships for NationsBank Corporation. Mr. Sharpe is also a director of Fairchild Industries, Inc.

     Mr. Walker is President, Chief Executive Officer, a director and 50% stockholder of MCC. He has held these positions since 1988. Prior to that time, Mr. Walker was involved in equipment lease management with Thomson McKinnon Securities and Finalco, Inc. Prior to that, Mr. Walker held marketing and engineering positions with IBM Corporation and TRW, Inc. Mr. Walker is also a director of CAII.

Board Committees and Meetings

         The Board held a total of four (4) regular meetings during Fiscal 1995 and no special meetings. The Board has an Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. The Executive Committee was formed at the Board's January 1995 meeting. The other three (3) committees were in existence during the entire Fiscal 1995.

         Through August 1994, the Audit Committee consisted of Messrs. Edwards and Jacobs. At the August 1994 Board meeting, Mr. Peter Schabarum (who is not standing for re-election at the Annual Meeting) was appointed to the Audit Committee. At the April 1995 Board meeting, Mr. Edwards resigned from the Audit Committee (and was appointed to the Compensation Committee), and Mr. Buckland was appointed to the Audit Committee. The Audit Committee held four (4) meetings during Fiscal 1995. The Audit Committee recommends selection of the Company's independent auditors and is primarily responsible for reviewing recommendations made by the Company's independent auditors, evaluating the Company's adoption of such recommendations and evaluating, and making recommendations with respect to, the Company's internal audit functions. Mr. Jacobs currently serves as the Chairman of the Audit Committee.

     Through August 1994, the Compensation Committee consisted of Messrs. Patton and Schabarum. At the August 1994 Board meeting, Mr. Schabarum (who is not standing for re-election at the Annual Meeting) resigned from the Compensation Committee (and was appointed to the Audit Committee), and Mr. Walker was appointed to the Compensation Committee. At the April 1995 Board meeting, Mr. Edwards was appointed to the Compensation Committee (and resigned from the Audit Committee). The Compensation Committee held four (4) meetings during Fiscal

1995. The Compensation Committee is responsible for initiating, evaluating and recommending to the Board amendments to the Company's compensation plans. Mr. Patton currently serves as Chairman of the Compensation Committee.

         During Fiscal 1995, the Nominating Committee consisted of Messrs. Lacey, Patton and Walker. The Nominating Committee held one (1) meeting during Fiscal 1995. The Nominating Committee recommends to the Board nominees for appointment to the Board and nominees for the slate of directors to be voted on by the Company's stockholders at the annual meetings. The Board as a whole, rather than the Nominating Committee, acted on and approved the nomination of Mr. Buckland to the Board. On September 27,1995, the Nominating Committee approved and recommended to the Board, and on October 2, 1995 the Board ratified and approved, the slate of directors to be voted on at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures described in "Stockholder Proposals" below.

         The Executive Committee was formed in January 1995 and consists of Messrs. Buckland, Lacey and Walker. The Executive Committee held five (5) meetings during Fiscal 1995. The Executive Committee is responsible for (1) overseeing, reviewing and consulting with senior management, and approving certain actions of senior management, concerning the execution and implementation of the Company's business plan, (2) approving certain material lease transactions, (3) approving promotions and compensation adjustments for all employees below the senior vice president level and (4) performing such other duties as may be assigned to it by the Board from time to time.

         During Fiscal 1995, all directors (including Mr. Buckland for the period commencing on the date he was elected to the Board) attended over 75% of the aggregate number of regular meetings of the Board, and all members of the Audit Committee, Compensation Committee, Nominating Committee and Executive Committee attended over 75% of the aggregate number of their respective committee meetings.

Director Compensation

         The Board amended and restated the Company's Board of Directors Compensation Policy at its January 1995 meeting (the "Amended Policy"). Pursuant to the Amended Policy, the Company has agreed to (1) pay each director (other than the Chairman of the Board) who is not an officer of the Company ("Non-Employee Directors") a $3,750 quarterly retainer ($2,500, prior to the adoption of the Amended Policy), (2) pay the Chairman of the Board, provided that he is a Non-Employee Director, a $5,000 quarterly retainer ($3,750, prior to the adoption of the Amended Policy), (3) pay each Non-Employee Director
$1,000 for each Board meeting attended, (4) pay each Non-Employee Director $1,000 for each committee meeting attended, (5) pay each director consulting fees for consulting services at a rate approved by the Board in advance of the commencement of the consulting assignment and (6) reimburse each Non-Employee Director for the reasonable expenses of attending such meetings and performing any consulting services for the Company.

     The Board adopted its Non-Employee Director Executive Committee Compensation Policy in August 1995, retroactive to February 1995 (the "Executive Committee Policy"). Pursuant to the Executive Committee Policy, the Company agreed to pay each Non-Employee Director who served on the Executive Committee during Fiscal 1995 (1) a $1,250 quarterly retainer (prorated from February 1, 1995 through May 31, 1995) and (2) $1,000 for each Executive Committee meeting attended. The Board also approved the grant of certain stock options to the Non-Employee Directors who served (or will serve) on the Executive Committee during Fiscal 1995 (and Fiscal 1996). See the discussion below of the Director Plan, as defined below. The Executive Committee Policy also provides for the payment of certain cash bonuses in Fiscal 1996 to the Non-Employee Director members of the Executive Committee if the Company's Fiscal 1996 earnings exceed certain targets.

         The following table sets forth the amount of quarterly retainer fees, meeting fees, consulting fees and total fees paid to each of the Non-Employee Directors during Fiscal 1995:



=====================================================================================================================
Directors                   Quarterly Retainer        Meeting Fees          Consulting Fees       Total   (1)
---------                   ------------------        ------------          ---------------       -----
---------------------------------------------------------------------------------------------------------------------
William H. Buckland         $ 5,125 (2)               $ 2,000               $     0               $ 7,125
---------------------------------------------------------------------------------------------------------------------
James D. Edwards            $15,000                   $ 9,000 (5)           $     0               $24,000
---------------------------------------------------------------------------------------------------------------------
Gary M. Jacobs              $15,000                   $ 9,000 (6)           $     0               $24,000
---------------------------------------------------------------------------------------------------------------------
William B. Patton, Jr.      $22,500 (3)(10)           $17,000 (7)(10)       $15,000 (9)(10)       $54,500
---------------------------------------------------------------------------------------------------------------------
Peter F. Schabarum          $15,000                   $ 9,000 (5)           $     0               $24,000
---------------------------------------------------------------------------------------------------------------------
James D. Walker             $15,000 (4)               $ 4,000 (8)           $     0               $19,000
=====================================================================================================================

(1) These amounts do not include (a) expense reimbursements paid to the Non-Employee Directors during Fiscal 1995, and (b) the value of stock options that were granted to the Non-Employee Directors in Fiscal 1995 and prior fiscal years that vested during Fiscal 1995.

(2) Mr. Buckland joined the Board in January 1995. This amount consists of $3,750 paid directly to Mr. Buckland and $1,375 paid to MCC World
         Aviation, a corporation owned 50% by Mr. Buckland and 50% by Mr. Walker, on Mr. Buckland's behalf.

(3) This amount consists of $7,500 of quarterly retainer fees deferred from the fiscal year ended May 31, 1994 ("Fiscal 1994") that were paid pursuant to Mr. Patton's instructions in Fiscal 1995 and $15,000 of Fiscal 1995 quarterly retainer fees . Mr. Patton has elected to defer an additional $5,000 of Fiscal 1995 quarterly retainer fees beyond the close of Fiscal 1995.

(4) This amount consists of $3,750 paid directly to Mr. Walker and $11,250 paid to MCC World Aviation, a corporation owned 50% by Mr. Buckland and 50% by Mr. Walker, on Mr. Walker's behalf.

(5)      This amount  includes a payment of $1,000 for a meeting held on May 31,
         1994.   The  balance of  these fees  relate to  meetings  that occurred during Fiscal 1995.

(6) Mr. Jacobs earned but has not yet requested payment of $12,000 of meeting fees, $3,000 of which relate to meetings that occurred during Fiscal 1994 and $9,000 of which relate to meetings that occurred during Fiscal 1995.

(7) This amount consists of $11,000 of meeting fees deferred from Fiscal 1994 that were paid pursuant to Mr. Patton's instructions in Fiscal 1995 and $6,000 of Fiscal 1995 meeting fees. Mr. Patton has elected to defer an additional $2,000 of Fiscal 1995 meeting fees beyond the close of Fiscal 1995.

(8) This amount consists of $4,000 paid directly to Mr. Walker for meeting fees. Mr. Walker has elected to defer an additional $4,000 meeting fees beyond the close of Fiscal 1995.

(9) This amount consists entirely of consulting fees deferred from Fiscal 1994 that were paid pursuant to Mr. Patton's instructions in Fiscal 1995.

(10) The Company paid $54,500 (see the discussion of deferred payments in notes (3), (7) and (9) above) to Canada Life for medical premiums pursuant to Mr. Patton's instructions.

         At its January 1995 meeting, the Board adopted the Director Plan, and approved the grant of stock options for the following number of shares of Common Stock to the Non-Employee Directors: (1) William H. Buckland - 3,400; (2) James
D. Edwards - 10,000;  (3) Gary M. Jacobs - 10,000;  (4) William B. Patton, Jr. -

10,000; (5) Peter F. Schabarum - 10,000; and (6) James D. Walker - 10,000 (collectively referred to herein as the "1995 Director Options"). All of the 1995 Director Options vested in full on May 31, 1995, subject to the stockholders approving the Director Plan at the Annual Meeting. Mr. Lacey, a director and employee of the Company, is not eligible to participate in the Director Plan. Also at the January 1995 meeting, the Directors approved the grant of stock options to the Non-Employee Directors under the Amended and Restated Stock Option Plan of Capital Associates, Inc. (the "Employee Plan") for the same number of shares of Common Stock covered by the 1995 Director Options. If the stockholders do not approve the Director Plan, among other things, all of the 1995 Director Options will terminate retroactively to their grant date and the options granted to the Non-Employee Directors on January 26, 1995 under the Employee Plan will become effective on and as of that date. If the stockholders approve the Director Plan, among other things, the 1995 Director Options will become effective on their grant date and the options granted to the Non-Employee Directors on January 26, 1995 under the Employee Plan will terminate retroactively to their grant date.

         On June 1, 1995, each Non-Employee Director (i.e., all directors other than Mr. Lacey) received a stock option grant, in accordance with the terms of the Director Plan, covering an additional 10,000 shares of Common Stock
(collectively referred to herein as the "1996 Director Options"). All of the 1996 Director Options will vest on May 31, 1996 (subject to the stockholders approving the Director Plan at the Annual Meeting), provided that a director continues to be a director on that date. If the stockholders do not approve the Director Plan, among other things, all of the 1996 Director Options will terminate retroactively to their grant date. If the stockholders approve the Director Plan, among other things, the 1996 Director Options will become effective as of their grant date.

         Pursuant to the Executive Committee Policy, on September 18, 1995, the Company granted to each Non-Employee Director who (1) served on the Executive Committee during Fiscal 1995 (i.e., Messrs. Walker and Buckland) stock options to acquire 3,333 shares of Common Stock under the Director Plan (the "1995 Executive Committee Options") and (2) were serving on the Executive Committee as of June 1, 1995 (i.e., Messrs. Walker and Buckland) stock options to acquire 10,000 shares of Common Stock under the Director Plan (the "1996 Executive Committee Options"). All of the 1995 Executive Committee Options are vested in full. All of the 1996 Executive Committee Options will vest on May 31, 1996 (subject to the stockholders approving the Director Plan at the Annual Meeting), provided that a director continues to be a member of the Executive Committee on that date. If the stockholders do not approve the Director Plan, among other things, all of the 1995 and 1996 Executive Committee Options will terminate retroactively to their grant date. If the stockholders approve the Director Plan, among other things, the 1995 and 1996 Executive Committee Options will become effective as of their grant date.

Compensation Committee Interlocks and Insider Participation

         Through August 1994, the Compensation Committee consisted of Messrs. Patton and Schabarum (who is not standing for re-election at the Annual Meeting). At the August 1994 Board meeting, Mr. Schabarum resigned from the Compensation Committee (and was appointed to the Audit Committee) and Mr. Walker was appointed to the Compensation Committee. At the April 1995 Board meeting, Mr. Edwards was appointed to the Compensation Committee (and resigned from the Audit Committee). Messrs. Edwards, Patton and Walker are directors (and Mr. Schabarum, while he was member of the Compensation Committee, was a director) of the Company. However, none of the four of them is, was or ever has been an officer or employee of the Company. Messrs. Edwards, Patton and Walker, the current members of the Compensation Committee, also are directors of CAII, and Mr. Walker is a director of MCC.

          CAII and MCC, of which Mr. Walker is a director, officer and 50% stockholder, entered into an Aircraft Remarketing Agreement in September 1992 (the "Aircraft Agreement"), pursuant to which CAII retained MCC to be its agent in remarketing certain aircraft for CAII for compensation payable by CAII to MCC in the amount of 4% (or such other amount as agreed to by the parties) of the gross sales proceeds or gross rental proceeds from each such remarketing transaction. The Aircraft Agreement terminated on September 6, 1995. CAII paid MCC $106,080 in remarketing fees with respect to six (6) aircraft remarketing transactions during Fiscal 1994 and $36,000 in remarketing fees with respect to one (1) remarketing transaction during Fiscal 1995.

         On June 1, 1994, MCC purchased 2,332,165 shares of Common Stock from Richard Kazan for $2,651,642.38. See "Certain Transactions" for a further description of this transaction. On November 17, 1994, MCC purchased, for $80,000, an option from Richard Robinson to acquire the 230,000 shares of Common Stock owned by Mr. Robinson, and on January 24, 1995, MCC exercised its option in full and purchased 230,000 shares of Common Stock from Mr. Robinson for an additional $150,000.

         CAII has purchased in the past and continues to purchase computer equipment from UNISYS Corporation ("UNISYS") for its own in-house use. In addition, CAII entered into a contract with UNISYS in February 1994 for computer maintenance services for CAII's own in-house computer system. The term of the contract commenced in February 1994 and will expire in February 1997. As CAII purchases additional pieces of computer equipment or upgrades, this contract is amended to cover such additional items and the fees payable by CAII under the contract increase accordingly. CAII paid UNISYS $16,875 under the contract in Fiscal 1995. In February 1995, the fees payable to UNISYS under the contract increased to $2,623 per month. Prior to February 1995, Mr. Patton was an executive officer of UNISYS.

         CAII and Tricord Systems, Inc. ("Tricord"), in July 1993, entered into a vendor program agreement pursuant to which CAII agreed to provide lease services to customers of Tricord who desire to lease rather than purchase Tricord products. CAII is not obligated to pay any compensation to Tricord, and Tricord is not obligated to pay any compensation to CAII, under this agreement. All lease arrangements under this agreement are directly between CAII and the Tricord customer. CAII has agreed, at its own expense, to conduct training sessions for Tricord field sales personnel to familiarize them with CAII's leasing programs, to provide periodic leasing rate quotes and to update those quotes from time to time and to provide other leasing support services to Tricord and its customers. Prior to May 1995, Mr. Edwards was the President, Chief Executive Officer, a director and stockholder of Tricord.

         Several stockholders of Tricord filed class action lawsuits during July 1994 against Tricord, and certain officers and directors of Tricord, including Mr. Edwards, alleging certain violations of the federal securities laws. Mr. Edwards has advised the Company that Tricord and its officers and directors are vigorously defending these lawsuits.

                               EXECUTIVE OFFICERS

         The following table sets forth (i) the names of the executive officers,
(ii) their ages at the Record Date and (iii) the capacities in which they serve the Company:

  Name of Individual       Age            Capacities in Which Served
  ------------------       ---            --------------------------

Dennis J. Lacey             42       Chief Executive Officer; President; and
                                     Director

John E. Christensen         47       Senior Vice President, Finance; Chief
                                     Financial Officer; and Treasurer

David L. Fabian             47       Senior Vice President, Corporate Services

John F. Olmstead            51       Senior Vice President, Public Equity

Robert A. Golden            49       Vice President and National Sales Manager

         See "Election of Directors - Nominees" above for a description of Mr. Lacey's background and the positions held by Mr. Lacey with the Company.

         John E. Christensen joined the Company as Vice President and Treasurer in November 1988. From November 1988 to January 1991, Mr. Christensen served as Vice President and Treasurer of CAII. From January 1991 to October 1991, Mr. Christensen served as Senior Vice President, Operations, and as the principal accounting officer of the Company. In October 1991, Mr. Christensen was promoted to Senior Vice President, Finance, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Christensen was employed from 1986 with Maxicare Health Plans, Inc., as its Vice President and Treasurer. Before that, Mr. Christensen held senior management positions with Global Marine, Inc. and Santa Fe International, Inc. Mr. Christensen is a director and officer of Whitewood Credit Corporation, a wholly-owned subsidiary of CAII, and all of the CAI Affiliates (other than CAII and CAI Leasing Canada, Ltd.). Mr. Christensen is an officer, but not a director, of CAII and CAI Leasing Canada, Ltd.

          David L. Fabian is Senior Vice President, Corporate Services, of the Company. Mr. Fabian joined the Company in his current position in April 1991. Prior to joining the Company, he was Vice President of Human Resources for MAI Systems Corporation, Vice President of Human Resources for Contel Computer Systems and Vice President of Human Resources for TRW-Fujitsu. Before that, he held human resources positions for eleven years with Data General and Honeywell Information Systems. Mr. Fabian is an officer, but not a director, of CAII.

         John F. Olmstead is Senior Vice President, Public Equity, of the Company. Mr. Olmstead joined the Company as a Vice President in December 1988. He was promoted to his current position in September 1991. From 1969 through 1983, Mr. Olmstead co-founded Finalco, Inc., an independent leasing company, and served as a senior officer of Finalco Corporation. From 1983 through the present, Mr. Olmstead has served as Chairman of the Board of Neo-kam Industries, Inc., Matchless Metal Polish Company, Inc., and ACL, Inc. Mr. Olmstead is a director and officer of all of the CAI Affiliates (other than CAII and CAI Leasing Canada, Ltd). Mr. Olmstead is an officer, but not a director, of CAII.

          Robert A. Golden is Vice President and the National Sales Manager of the Company. Mr. Golden joined the Company in 1993 as a Branch Manager. He was promoted to his current position in September 1994. Prior to joining the Company, he was an Executive Vice President with the U.S. Funds Group, President of BoCon Capital Group and Vice President with Ellco/GE Capital for fifteen years. Mr. Golden is an officer, but not a director, of CAII.

Executive Compensation

         Compensation Committee Report. The Compensation Committee of the Board is composed entirely of Non-Employee Directors and is responsible for setting and administering the policies which govern both the annual compensation and stock ownership programs for all employees, officers and directors of the Company. The Company's compensation programs are designed to (1) relate the level of compensation paid to individual executive officers and all executive officers as a group to the Company's success in meeting its annual and long-term performance goals and business plan(s), (2) reward individual, group and team achievement(s), (3) attract and retain executives capable of leading the Company to meet its performance and business plan goals and (4) motivate executive officers to enhance long-term stockholder value.

         The Compensation Committee annually evaluates the total cash compensation (including base salary and incentive cash compensation) paid to, Common Stock ownership of and stock option ownership of the Company's executive officers, including its Chief Executive Officer, in light of corporate performance compared with the Company's business plan and the performance of other independent leasing companies. The Company has considered and will continue to consider the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and any stock options granted under the Employee Plan will meet the requirement of being performance based, the Compensation Committee believes that this section will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

         The Company's Fiscal 1995 executive compensation program was composed entirely of base salary compensation and cash bonuses. The base salary compensation of each of the Company's executives was established with survey data of compensation paid by other independent leasing companies and was within the salary range for executives performing similar duties and having similar responsibilities at such other companies. The Compensation Committee also relied, in part, on other subjective considerations in setting executive compensation levels based on the Company's overall performance goals.

         In determining the amount of the Fiscal 1995 bonus to be paid to senior management in Fiscal 1996, the Compensation Committee reviewed at its September 1995 meeting (1) the Company's performance against its Fiscal 1995 business plan, (2) operating income, (3) income from extraordinary transactions, (4) the stock price and (5) the performances of each member of senior management against his/her targets for the year, based on (a) the Board's evaluation of the Chief Executive Officer's performance during Fiscal 1995 and (b) the Chief Executive Officer's and the Executive Committee members' evaluations of the other senior executives' performances during Fiscal 1995. Based on the foregoing, the Compensation Committee approved a bonus amount of $102,600 for the senior executives, $33,000 of which was awarded to Mr. Lacey. See "Summary Compensation Table" for a discussion of the bonuses awarded to the Named Executive Officers, as defined below.

          The Compensation Committee reviewed the Common Stock and stock option ownership of the Company's executives at the beginning of Fiscal 1995. Based on that review, the Compensation Committee determined that increases in the price of the Common Stock during Fiscal 1995, assuming the Company met its financial goals in Fiscal 1995, would be sufficient to reward the Company's executives, each of whom owns Common Stock and stock options as the result of compensation awards in prior fiscal years, for outstanding performance in Fiscal 1995, and, therefore, did not make any additional Common Stock awards or stock option grants to the executive officers during Fiscal 1995, except the grant of an option to acquire 50,000 shares of Common Stock to Mr. Golden in August 1994. The incentive Common Stock awards and stock option grants to executives in prior fiscal years were paid pursuant to incentive plans that provided for awards and grants to the executives only if the Company met certain key performance goals established at the time the plans were adopted. These goals included, among other things, earnings and other financial targets.

         Dennis J. Lacey is the Company's President and Chief Executive Officer. Mr. Lacey's compensation during Fiscal 1995 was governed by the terms of the Lacey Employment Agreement, which is described in detail in "Executive Employment Agreements and Severance Agreements" below. The Compensation Committee bases Mr. Lacey's compensation on both quantitative and qualitative factors directly linked to the Company's performance, achievement of short- and long-term objectives and the enhancement of stockholder value. Mr. Lacey's base salary was $225,000 during Fiscal 1995 (up from $214,000 in each of Fiscal 1994 and the fiscal year ended May 31, 1993 ("Fiscal 1993")) and is $225,000 for Fiscal 1996. Mr. Lacey's base salary in Fiscal 1995 was within the range of salaries paid to chief executive officers by other independent leasing companies. Mr. Lacey also received a $25,000 cash bonus in Fiscal 1995 for services performed during Fiscal 1994. See "Summary Compensation Table" for a discussion of the bonus that was accrued for Mr. Lacey in Fiscal 1995 and paid to him in Fiscal 1996. The Compensation Committee believes that the amount of the cash bonus paid to Mr. Lacey during Fiscal 1995 was reasonable in relation to the financial performance of the Company during Fiscal 1994. In addition, pursuant to the terms of the Lacey Employment Agreement, as defined below, Mr. Lacey is entitled to receive shares of Common Stock when and if the trading price of the Common Stock reaches certain levels (the "Incentive Shares"). The Incentive Shares tie Mr. Lacey's compensation to the long-term performance of the Company and to the interests of the Company's stockholders. Mr. Lacey did not earn any Incentive Shares in Fiscal 1995.

         The Compensation Committee believes the Company's executive officer compensation programs serve the Company's best interests by attracting and retaining qualified professionals and providing those persons incentives to attain financial and other goals which benefit the Company and its stockholders.

                                            Compensation Committee,




                                            James D. Edwards
                                            William B. Patton, Jr.
                                            James D. Walker
                                            May 31, 1995

Executive Employment Agreements and Severance Agreements.

         The Lacey Employment Agreement. During Fiscal 1995, the terms of Mr. Lacey's compensation were governed by the Lacey Employment Agreement (as defined below). The parties amended and restated the Lacey Employment Agreement on October 2, 1995 (see the discussion of the Second Amendment, as defined below).

         The Lacey Employment Agreement is evidenced by that certain First Amended and Restated Dennis J. Lacey Executive Employment Agreement, dated as of June 15, 1993, as amended by that certain Amendment No. 1 to First Amended and Restated Dennis J. Lacey Executive Employment Agreement, dated as of August 26, 1995 (collectively referred to herein as the "Lacey Employment Agreement"). The term of the Lacey Employment Agreement was scheduled to expire upon the earliest to occur of (1) the close of business on September 6, 1996, unless renewed by the parties for one or more additional 12-month periods, (2) a date mutually agreed to by the parties or (3) the termination of Mr. Lacey's employment by the Company or Mr. Lacey. Pursuant to the Lacey Employment Agreement, the Company agreed to pay Mr. Lacey an annual salary of $225,000. Pursuant to the Lacey Employment Agreement, Mr. Lacey was entitled to receive up to 500,000 Incentive Shares of Common Stock in 50,000 share increments when the trading price of the Common Stock reached $1.00 (for ten consecutive trading days) and for each subsequent $.50 increase (for a similar ten-day period) in the reported trading price of the Common Stock up to $4.00 per share and an additional 50,000 shares of Common Stock for each subsequent $.33 increase (for a similar ten-day period) in the reported trading price of the Common Stock between $4.00 and $5.00. If a change of control of the Company (as defined in the Lacey Employment Agreement) occurred and Mr. Lacey did not maintain his current position and compensation level or obtain and maintain a substantially similar position and compensation level with any successor entity for at least two years after the date of the change in control, all of the unvested Incentive Shares were to be deemed to have been earned and would automatically vest as of Mr. Lacey's termination date or the date of the change in control, as the case may be. During Fiscal 1994, the Company registered all of the Incentive Shares with the Securities and Exchange Commission ("SEC").

         Pursuant to the Lacey Employment Agreement, Mr. Lacey receives an automobile allowance of $500 per month and is entitled to participate in all Company benefit plans. Mr. Lacey is also entitled to severance benefits upon the termination of his employment with the Company for any reason, including a change of control of the Company, unless his termination is voluntary or for cause. The severance benefits are equal to 100% of his base salary, will be made in twelve (12) equal monthly installments and will be reduced by any salary Mr. Lacey receives from subsequent employment during such 12-month period. The Lacey Employment Agreement provides that the Company will pay Mr. Lacey his share of any bonuses declared by the Company's Compensation Committee, prorated based upon the aggregate dollar amounts of the bonus and Mr. Lacey's employment for the portion of the year prior to his termination date. The Company has also agreed to maintain Mr. Lacey's health insurance for the period during which Mr. Lacey receives severance payments.

         During Fiscal 1995, Mr. Lacey received a cash bonus of $25,000 for services rendered to the Company during Fiscal 1994. Mr. Lacey did not earn any Incentive Shares during Fiscal 1995. During Fiscal 1995, the Company paid $3,990 of premiums for a term life and long-term disability insurance policy owned by Mr. Lacey. During Fiscal 1995, Mr. Lacey did not sell any Incentive Shares. See "Summary Compensation Table, Note 4" for a discussion of the bonus that was accrued for Mr. Lacey in Fiscal 1995 and paid to him in Fiscal 1996.

          On October 2, 1995, the Company and Mr. Lacey executed that certain Second Amended and Restated Dennis J. Lacey Executive Employment Agreement (the "Second Amendment"). The Second Amendment makes the following substantive changes to the Lacey Employment Agreement, effective as of October 2, 1995: (1) the term of the Lacey Employment Agreement has been extended through September 30, 1997 (subject to the early termination provisions currently set forth in the Lacey Employment Agreement), (2) Mr. Lacey's base salary is increased to $250,000, (3) Mr. Lacey's right to receive the unearned 450,000 Incentive Shares under the Lacey Employment Agreement is cancelled, (4) Mr. Lacey has been granted options under the Employee Plan to acquire 150,000 shares at an exercise price of $0.84375 per share, all of which are fully vested and immediately exercisable and (5) the change of control provisions do not apply to a change of control effected by MCC and/or its affiliates.

         The Robinson Severance Agreement. Richard Robinson, a former executive officer of the Company, and the Company are parties to that certain agreement, dated as of January 26, 1995, pursuant to which Mr. Robinson resigned all of his positions with the Company and its affiliates and subsidiaries (the "Robinson Severance Agreement"). Pursuant to the Robinson Severance Agreement, the Company has agreed (1) to pay Mr. Robinson $60,000 in twelve (12) equal monthly payments of $5,000 each, with the first payment having been made on January 31, 1995, and
(2) to continue his medical insurance in effect through the earlier to occur of December 31, 1995 or until Mr. Robinson notifies the Company that he desires to terminate such coverage. Pursuant to the Robinson Severance Agreement, Mr. Robinson has agreed to provide certain consulting services to the Company and the Company, in turn, has agreed to reimburse Mr. Robinson for his out-of-pocket costs in providing such services and, under certain circumstances to compensate Mr. Robinson for consulting services provided by him in excess of four (4) hours per day. In the Robinson Severance Agreement, Mr. Robinson has agreed, subject to certain limitations, (a) through December 31, 1997, not to (i) solicit, interfere with or attempt to hire away certain Company employees or (ii) attempt to induce certain persons doing business with the Company to stop doing business with the Company, and (b) not to disclose confidential information of the Company to third parties. As a condition precedent to the effectiveness of the Robinson Severance Agreement, the Company and Mr. Robinson entered into a written release agreement whereby the parties mutually released each other from any and all claims that each party had or might have against the other party, except for fraud claims or claims arising out of intentional, knowing or willful misconduct by a party to the Robinson Severance Agreement.

         Summary Compensation Table. The following table provides certain summary information for Fiscal 1995, Fiscal 1994 and Fiscal 1993, concerning compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, each of the four other executive officers of the Company whose aggregate base salary and bonus for Fiscal 1995 exceeded $100,000 and Mr. Robinson who left the employ of the Company in January 1995 (collectively referred to herein as the "Named Executive Officers"):


====================================================================================================================================
                                                                                                   Long-Term Incentive
                                                                                                  Compensation ("LTIP")
                                                                                     -----------------------------------------------
====================================================================================================================================
                                                                                              Awards
                                                                                     -----------------------
====================================================================================================================================
                                                     Annual Compensation
                                           -------------------------------------     Restricted
                                Fiscal                              Other Annual       Stock       Number of
     Name and Position           Year      Salary(1)     Bonus      Compensation       Awards       Options           LTIP
     -----------------          ------     ---------     -----      ------------     ----------    ---------          ----
                                                                                                                     Payouts
                                                                                                                     -------
------------------------------------------------------------------------------------------------------------------------------------
Dennis J. Lacey,                 1995      $228,584    $58,000(4)      $9,990(15)       -0-          -0-(19)          -0-
  Chief Executive Officer;       1994      $220,400    $25,000(5)      $7,477(16)       -0-          -0-              -0-
  President and Director         1993      $220,400    $64,063(6)     $29,432(17)       -0-          -0-            50,000(20)

------------------------------------------------------------------------------------------------------------------------------------
John E. Christensen,             1995      $164,300     $8,000(7)          -0-          -0-          -0-              -0-
  Senior Vice President,         1994      $163,900        -0-             -0-          -0-          -0-              -0-
  Finance; Treasurer; and        1993      $157,323    $54,272(8)          -0-          -0-          -0-              -0-
  Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------
David L. Fabian,                 1995      $125,450    $ 2,600(9)          -0-          -0-          -0-              -0-
  Senior Vice President,         1994      $125,050        -0-             -0-          -0-          -0-              -0-
  Corporate Services             1993      $120,847    $16,250(10)         -0-          -0-          -0-              -0-

------------------------------------------------------------------------------------------------------------------------------------
John F. Olmstead,                1995      $164,300    $ 6,500(11)         -0-          -0-          -0-              -0-
  Senior Vice President,         1994      $163,900        -0-             -0-          -0-          -0-              -0-
  Public Equity                  1993      $157,323    $40,750(12)         -0-          -0-          -0-              -0-

------------------------------------------------------------------------------------------------------------------------------------
Robert A. Golden,                1995    $130,093(2)       -0-         $5,000(13)       -0-          -0-              -0-
  Vice President and             1994       N/A (2)      N/A (2)          N/A (2)       N/A (2)      N/A (2)          N/A (2)
  National Sales Manager         1993       N/A (2)      N/A (2)          N/A (2)       N/A (2)      N/A (2)          N/A (2)
------------------------------------------------------------------------------------------------------------------------------------
Richard H. Robinson,             1995     $121,139(3)      -0-             -0-          -0-          -0-(18)          -0-
  Senior Vice President,         1994      $163,900        -0-             -0-          -0-          -0-              -0-
  Marketing                      1993      $157,323    $57,500(14)         -0-          -0-          -0-              -0-

====================================================================================================================================

(1) Includes amounts earned but deferred at the election of the Named Executive Officer and the accrual of a $6,800 ($6,400 in Fiscal 1994 and $6,400 in Fiscal 1993) premium payment on behalf of each Named Executive Officer for a universal life insurance policy pursuant to an insurance benefit plan (the "Insurance Plan"). The amount of the annual premium allowance under the Insurance Plan is determined by a formula based on the value of certain benefits relinquished by the Named Executive Officers under the Company's 401(k) plan, from which such officers voluntarily withdrew during the fiscal year ended May 31, 1991 in order to prevent the 401(k) plan from being "top heavy" under applicable Treasury regulations.

(2) Mr. Golden joined the Company in May 17, 1993, and did not become a Named Executive Officer until January 1995. This amount consists of $100,116 of base compensation and $29,977 of commissions.

(3)      Represents   partial  year   compensation   through  the  date  of  his
         resignation from the Company on January 26, 1995, plus severance payable to Mr. Robinson pursuant to the terms of the Robinson Severance Agreement.

(4) Consists of a $25,000 cash bonus paid during Fiscal 1995 for services rendered during Fiscal 1994 and a $33,000 cash bonus earned during Fiscal 1995 and paid in the fiscal year ending May 31, 1996 ("Fiscal 1996").

(5) Consists of a $25,000 cash bonus paid during Fiscal 1994 for services rendered during the second half of Fiscal 1993.

(6) Includes a $25,000 cash bonus, an award of 25,000 shares of Common Stock, valued at $12,500, a second award of 25,000 shares of Common
         Stock, valued at $23,438, and 5,000 shares of Common Stock, valued at $3,125, that were awarded under the Company's 1990 Key Employee Incentive Stock Option Plan (the "1990 Plan") and vested in Fiscal 1993. All stock grants/awards discussed in this table are valued at the closing price of the Common Stock as reported on the NASDAQ National Market System ("NASDAQ/NMS") on the award/grant date.

(7)      This amount was earned in Fiscal 1995 and paid in Fiscal 1996.

(8) Includes 3,334 shares of Common Stock, valued at $2,084, that were awarded under the 1990 Plan and vested in Fiscal 1993. Also includes 35,000 shares of Common Stock, valued at $17,500, that were awarded on August 28, 1992, and an additional 37,000 shares of Common Stock, valued at $34,688, that were awarded on January 15, 1993, pursuant to the Crisis Recovery Employee Incentive Bonus Plan, adopted by the Company in December 1991 (the "1992/1993 Plan"). The 1992/1993 Plan covered the third and fourth quarters of the fiscal year ended May 31, 1992 ("Fiscal 1992") and the first and second quarters of Fiscal 1993. The Company did not award any bonuses under the 1992/1993 Plan for the third and fourth quarters of Fiscal 1992. During Fiscal 1993, as described above, the Company awarded 72,000 shares of Common Stock under the 1992/1993 Plan to Mr. Christensen.

(9)      This amount was earned in Fiscal 1995 and paid in Fiscal 1996.

(10) Includes 10,000 shares of Common Stock, valued at $5,000, that were awarded on August 28, 1992, and an additional 12,000 shares of Common Stock, valued at $11,250, that were awarded on January 15, 1993, pursuant to the 1992/1993 Plan.

(11)     This amount was earned in Fiscal 1995 and paid in Fiscal 1996.

(12) Includes 29,000 shares of Common Stock, valued at $14,500, that were awarded on August 28, 1992, and an additional 28,000 shares of Common Stock, valued at $26,250, that were awarded on January 15, 1993, pursuant to the 1992/1993 Plan.

(13) Includes a $5,000 automobile allowance (i.e., $500 per month), that began on August 1, 1994.

(14) Includes 40,000 shares of Common Stock, valued at $20,000, that were awarded on August 28, 1992, and an additional 40,000 shares of Common Stock, valued at $37,500, that were awarded on January 15, 1993, pursuant to the 1992/1993 Plan.

(15) Includes a $6,000 automobile allowance and $3,990 of premiums paid for term life and disability insurance.

(16) Includes a $6,000 automobile allowance and $1,477 of premiums paid for term life and disability insurance.

(17) Includes a $6,000 automobile allowance, $2,370 of premiums paid for term life and disability insurance and income tax gross-up payments of $21,062 relating to grants of Common Stock.

(18) Mr. Robinson exercised stock options to acquire 150,000 shares of Common Stock in November 1994 and sold the shares received upon exercise of the stock options along with 80,000 other shares of Common Stock that he owned to MCC in January 1995 for an aggregate price of $230,000. See "Option Exercises and Holdings" below for a discussion of these transactions.

(19) As of October 2, 1995, the Incentive Share program (see footnote (20) below) was cancelled and replaced with a grant under the Employee Plan of options to acquire 150,000 shares, all of which are fully vested and immediately exercisable. See the discussion of the Lacey Employment Agreement and the Second Amendment thereto in "Compensation Committee Report" and "Executive Employment Agreements and Severance Agreements" above.

(20) Through October 1, 1995, Mr. Lacey was entitled to earn up to 500,000 Incentive Shares under the Lacey Employment Agreement, subject to certain earnout arrangements tied to incremental increases in the trading price of the Common Stock. As of October 2, 1995, the Incentive Share program was cancelled (see footnote (19) above). See the discussion of the Lacey Employment Agreement and the Second Amendment thereto in "Compensation Committee Report" and "Executive Employment Agreements and Severance Agreements" above. As of the end of Fiscal 1993, Mr. Lacey had earned 50,000 Incentive Shares and an aggregate 450,000 Incentive Shares remained subject to the aforementioned earnout arrangements. Mr. Lacey was not entitled to receive, and did not receive, the 50,000 Incentive Shares earned by reason thereof until Fiscal 1994, when the Company completed the registration of such shares with the SEC. During Fiscal 1994, Mr. Lacey sold 25,000 Incentive

         Shares for an aggregate price of $20,236 (net of commissions). See "Executive Employment Agreements and Severance Agreements" above for a discussion of the Lacey Employment Agreement and Second Amendment.

         Stock Option Grants. The Company granted no stock options to the Named Executive Officers during Fiscal 1995 except for a grant of stock options covering 50,000 shares of Common Stock to Mr. Golden on August 26, 1994, at an exercise price of $.6250 per share.

         Option Exercises and Holdings. The following table provides information with respect to the Named Executive Officers concerning the exercise of options during Fiscal 1995 and unexercised options held as of the end of Fiscal 1995:


====================================================================================================================================
                                                                                                            Value of Unexercised
                                                                 Number of Unexercised Options              In-the-money Options
                           Number of                                    at Year End                            at Year End (1)
                        Shares Acquired     Value Realized       -----------------------------        ------------------------------
         Name             On Exercise        on Exercise         Exercisable     Unexercisable        Exercisable      Unexercisable
         ----           ---------------     --------------       -----------     -------------        -----------      -------------
------------------------------------------------------------------------------------------------------------------------------------
Dennis J. Lacey              -0-                -0-                60,000(3)      -0-                   $9,375              -0-
------------------------------------------------------------------------------------------------------------------------------------
John E. Christensen          -0-                -0-               116,250        18,750                $30,680             $7,102
------------------------------------------------------------------------------------------------------------------------------------
David L. Fabian              -0-                -0-               125,000         -0-                  $35,156              -0-
------------------------------------------------------------------------------------------------------------------------------------
John F. Olmstead             -0-                -0-               142,140         7,860                $27,456             $2,977
------------------------------------------------------------------------------------------------------------------------------------
Robert A. Golden             -0-                -0-                 1,875        55,625                  -0-               $4,688
------------------------------------------------------------------------------------------------------------------------------------
Richard H.                 150,000           $150,000                -0-          -0-                    -0-                -0-
Robinson (2)
====================================================================================================================================

(1) The value of unexercised in-the-money options at the end of Fiscal 1995 is based on the closing price of the Common Stock as reported on the NASDAQ/NMS at May 31, 1995 ($0.71875), less the exercise price per share of the options.

(2) Mr. Robinson exercised options to acquire 150,000 shares of Common Stock on November 29, 1994, and then sold the shares along with 80,000 other shares of Common Stock to MCC in January 1995 for an aggregate purchase price of $230,000. See "Compensation Committee Interlocks and Insider Participation" above for more information concerning these transactions.

(3) Pursuant to the Second Amendment, effective as of October 2, 1995, Mr. Lacey received a grant of options to acquire 150,000 shares of Common Stock, all of which are fully vested and immediately exercisable. The table does not include these options which were granted after May 31, 1995.

         Long-Term Incentive Plans. The Company awarded no shares or other compensation under long-term incentive plans to the Named Executive Officers during Fiscal 1995. See "Summary Compensation Table" for a discussion of long-term incentive plan awards in years prior to Fiscal 1995.

         Performance Graph. The following graph is a comparison of cumulative total return on investment among the Company, the NASDAQ Composite Index (the "NASDAQ Index") and a peer group index consisting of certain independent leasing companies (the "Peer Group Index"):


                        [Performance Graph Appears Here]





                    1990       1991      1992       1993        1994        1995
--------------------------------------------------------------------------------
NASDAQ              $100       $113      $133       $160        $169        $201
--------------------------------------------------------------------------------
SELECT PEER         $100       $124       $81        $85        $112        $148
--------------------------------------------------------------------------------
CAI                 $100        $16       $18        $36         $28         $23
--------------------------------------------------------------------------------

* Assumes $100 Investment on January 1, 1990
* Select Peer Group is comprised of the following independent leasing companies:

        Amplicon          Chancellor Corp.
        Comdisco, Inc.    Industrial Funding Corp.
        LDI Corp.         Sunrise Leasing


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Holders") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file.

         To the Company's knowledge, during Fiscal 1995, all Section 16(a) filing requirements applicable to its directors, executive officers and 10% Holders were complied with, except that (1) Robert Golden and Anthony DiPaolo each failed to timely file their initial Forms 3 and (2) Richard Robinson failed to timely file the required Form 4 in connection with the sale of his shares of Common Stock to MCC. See "Compensation Committee Interlocks and Insider Participation" above for a discussion of this transaction.

                              CERTAIN TRANSACTIONS

         In June 1994, Richard Kazan exercised stock options to acquire (1) 32,750 shares of Common Stock at an exercise price of $1.0625 per share (an aggregate exercise price of $34,796.88), (2) 58,250 shares of Common Stock at an exercise price of $.75 per share (an aggregate exercise price of $43,687.50) and
(3) 200,000 shares of Common Stock at an exercise price of $.6188 per share (an aggregate exercise price of $123,760.00). Mr. Kazan then sold (the "Kazan Sale") all of his shares of Common Stock (consisting of the 2,041,165 shares of Common Stock that he already owned plus the 291,000 shares of Common Stock that he received upon exercise of his stock options (the "Option Shares")) to MCC. MCC paid (a) the exercise price for the Option Shares directly to the Company (an aggregate exercise price of $202,244.38) and (b) $2,449,398 directly to Mr. Kazan for all of his shares of Common Stock.

         In connection with the Kazan Sale, Mr. Kazan resigned as a director of the Company and all of its subsidiaries and affiliates, and the Board elected Mr. Walker to fill the vacancy on the Board caused by Mr. Kazan's resignation. In addition, in connection with the Kazan Sale, the Board, after due deliberation and consideration of all of the relevant facts, (1) waived its right of first purchase under the Stockholders' Agreement (as defined below) to purchase Mr. Kazan's shares of Common Stock, (2) approved certain amendments to the Stockholders' Agreement (which are discussed in more detail below), (3) entered into a standstill and confidentiality agreement with Mr. Kazan which prohibits Mr. Kazan from purchasing shares of Common Stock for 48 months following the closing of the Kazan Sale and obligates Mr. Kazan to maintain the confidentiality of all Company confidential information in his possession for 24 months following the closing of the Kazan Sale and (4) approved the Kazan Sale and expressed its intent that the Kazan Sale should not cause MCC to become subject to any of the restrictions on business combinations with the Company set forth in Section 203 of the Delaware General Corporation Law.

     In connection with the Kazan Sale, Messrs. Jack Durliat, Gary M. Jacobs and Richard Kazan and the Company amended the Stockholders' Agreement to which each of them was a party. Pursuant to the Stockholders' Agreement, prior to its being amended in connection with the Kazan Sale, each of Messrs. Durliat, Jacobs and Kazan granted the Company and, secondarily, the other two of them a right of first purchase with respect to the selling stockholder's shares of Common Stock at current market value upon the occurrence of certain events, including a proposed sale by one of them of his shares of Common Stock to a third party. In connection with the Kazan Sale, the Company and Messrs. Durliat and Jacobs waived their rights to purchase Mr. Kazan's shares of Common Stock in order to permit Mr. Kazan to complete the Kazan Sale. In addition, in connection with the Kazan Sale, Mr. Kazan withdrew as a participant to the Stockholders' Agreement, Mr. Kazan waived his rights to any further benefits under the Stockholders' Agreement and Messrs. Durliat and Jacobs and the Company released Mr. Kazan from any further obligations under the Stockholders' Agreement. MCC did not become a party to the Stockholders' Agreement or succeed to any of Mr. Kazan's former rights and obligations under the Stockholders' Agreement.

         On October 2, 1995, the Company, Messrs. Durliat and Jacobs agreed to terminate the Stockholders' Agreement. During Fiscal 1995, the Company paid premiums of $51,212 and $37,323 with respect to the life insurance policies covering Messrs. Durliat and Jacobs, respectively. In connection with the Kazan Sale and as part of the amendments to the Stockholders' Agreement, Mr. Kazan waived any interest in the life insurance policies maintained by the Company on his life and declined the Company's offer to purchase such policies from the Company. The Company cashed in the insurance policies on Mr. Kazan's life in June 1994 and received $277,545.11 of cash surrender proceeds. The cash surrender values of the life insurance policies on Messrs. Durliat's and Jacobs' lives as of May 31, 1995 were $397,401 and $225,368, respectively. As a result of the termination of the Stockholders' Agreement, the Company is relieved of all of its obligations thereunder, including the obligation to continue to maintain life insurance on Messrs. Durliat and Jacobs; however, pursuant to the terms of the Stockholders' Agreement, Messrs. Durliat and Jacobs have the right to purchase such insurance policies from the Company for fifty percent (50%) of their net cash surrender values. Messrs. Durliat and Jacobs have advised the Company that they intend to purchase their insurance policies. The net cash surrender values of the policies as of August 31, 1995 was $415,446 for Mr. Durliat and $239,102 for Mr. Jacobs.

         CAII purchases substantially all of its office supplies from CEI. Mr. Jacobs is an executive officer of CEI. CAII does not presently have, and does not anticipate that it will enter into in the future, a written purchase/supply contract with CEI. CAII paid CEI approximately $23,619 in Fiscal 1995 for office supplies.

         The Company believes that the transactions described above and under the subheading "Compensation Committee Interlocks and Insider Participation" were on terms no less favorable to the Company than could have been obtained in arm's length transactions. All transactions or loans between the Company and its directors, officers, principal stockholders and their affiliates occurring after June 1, 1994 have been, and similar future transactions or loans will be, approved in advance by disinterested directors and have been or will be on terms believed by the Company to be no less favorable to the Company than those which could be obtained in arm's length transactions.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by each person known by the Company to own more than 5% of the outstanding Common Stock ("Major Stockholders"):

                                                     Beneficial Ownership(4)
                                               ---------------------------------
                                               Number of Shares          Percent
                                               ----------------          -------

James D. Walker (1)                               1,536,582.5             15.00%
8180 Greensboro Drive
Suite 920
McLean, Virginia 22102

William H. Buckland (1)                           1,529,982.5             14.95%
8180 Greensboro Drive
Suite 920
McLean, Virginia 22102

Jack Durliat                                      1,350,015               13.20%
18 Borealis Way
Castle Rock, Colorado  80104

Gary M. Jacobs (2)                                1,946,607               18.99%
2995 Baseline Road
Boulder, Colorado 80303
--------------------

(1) MCC is the record owner of 3,046,499 shares of Common Stock. Messrs. Walker and Buckland, who are otherwise unrelated to each other, each own 50% of the issued and outstanding stock of MCC. Mr. Walker owns 13,333 vested stock options. Mr. Buckland owns 6,733 vested stock options. These amounts do not include 20,000 unvested stock options owned by each of Mr. Walker and Mr. Buckland.

(2) Includes (a) 21,942 shares of Common Stock that Mr. Jacobs is entitled to acquire upon the exercise of vested stock options and (b) up to 6,000 shares held in the name of Mr. Jacobs' minor children for which he disclaims beneficial ownership. This does not include 10,000 unvested stock options owned by Mr. Jacobs.

(3) See "Certain Transactions" above for a discussion of the various rights and obligations of Messrs. Durliat and Jacobs and the Company under the Stockholders' Agreement.

(4) A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date upon the exercise of options. The record ownership of each beneficial owner is determined by assuming that options that are held by such person and that are exercisable within sixty (60) days from the Record Date have been exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options.

         The following table sets forth, as of the Record Date, the number of shares and percentage of the outstanding Common Stock beneficially owned by directors who are not Major Stockholders, the executive officers and the directors and executive officers as a group:


                                                   Management Ownership(9)
                                          --------------------------------------
      Holder                              Number of Shares               Percent
      ------                              ----------------               -------

John E. Christensen (1)                       198,252                      1.92%

David L. Fabian (2)                           147,000                      1.42%

James D. Edwards (3)                          172,500                      1.66%

John F. Olmstead (4)                          199,140                      1.92%

Dennis J. Lacey (5)                           275,000                      2.67%

William B. Patton, Jr. (6)                    413,000                      3.93%

Robert A. Golden (7)                           16,250                      0.16%

Peter F. Schabarum (8)                        152,750                      1.48%

Directors and Executive                     1,573,892                     15.16%
Officers (other than Major
Stockholders) as a Group (8
persons)
------------------

(1) Includes 116,250 shares of Common Stock that Mr. Christensen is entitled to acquire upon the exercise of vested stock options.

(2) Includes 125,000 shares of Common Stock that Mr. Fabian is entitled to acquire upon the exercise of vested stock options.

(3) Includes 142,500 shares of Common Stock that Mr. Edwards is entitled to acquire upon the exercise of vested stock options. This does not include 10,000 unvested stock options owned by Mr. Edwards.

(4) Includes 142,140 shares of Common Stock that Mr. Olmstead is entitled to acquire upon the exercise of vested stock options.

(5) Includes 60,000 shares of Common Stock that Mr. Lacey is entitled to acquire upon the exercise of vested stock options.

(6) Includes 278,000 shares of Common Stock that Mr. Patton is entitled to acquire upon the exercise of vested stock options. This does not include 10,000 unvested stock options owned by Mr. Patton.

(7) Includes 16,250 shares of Common Stock that Mr. Golden is entitled to acquire upon the exercise of vested stock options.

(8) Includes 88,750 shares of Common Stock that Mr. Schabarum is entitled to acquire upon the exercise of vested stock options. This does not include 10,000 unvested stock options owned by Mr. Schabarum.

9) A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date upon the exercise of options. The record ownership of each beneficial owner is determined by assuming that options that are held by such person and that are exercisable within sixty (60) days from the Record Date have ben exercised. The total outstanding shares used to calculate each beneficial owner's percentage includes such options.

         The Company has been advised that its three largest stockholders are engaged in negotiations concerning the sale of shares of Common Stock by two of them, Mr. Jacobs, a director, and Mr. Durliat, to the third, MCC, whose principals, Mr. Buckland and Mr. Walker, are also directors. The number of shares under consideration for sale would be sufficient to provide MCC, which currently owns approximately 30% of the issued and outstanding Common Stock, with more than 50% of the ownership and voting rights of the Company. While no agreement has yet been executed, the Company has been advised that the parties have substantially agreed on the consideration to be paid for the shares of Common Stock, which will include a premium to the current market price. The three stockholders are in discussions regarding the remaining terms and conditions of the proposed transaction.


                          APPROVAL OF THE DIRECTOR PLAN

General

         The Director Plan was initially adopted by the Compensation Committee (the "Committee") on January 26, 1995 (the "Plan Adoption Date"), and ratified by the Board on January 27, 1995 (the "Plan Ratification Date"). A total of 500,000 shares of Common Stock ("Shares") were reserved for issuance upon the exercise of stock options granted under the Director Plan ("Options"). As of the Record Date, Options to acquire 140,066 Shares had been granted under the Director Plan consisting of 53,400 1995 Director Options, 60,000 1996 Director Options, 6,666 1995 Executive Committee Options and 20,000 1996 Executive Committee Options (collectively referred to herein as the "Contingent Options"). Options to acquire 140,066 Shares were outstanding under the Director Plan, no Options had been exercised, no Options had been forfeited and 359,934 Shares remained available for Option grants under the Director Plan.

         All of the Options granted under the Director Plan since the Plan Adoption Date (a total of 140,066 Options to the existing six (6) Non-Employee Directors, who represent all of the directors other than Mr. Lacey) are contingent upon stockholder approval of the Director Plan. If stockholder approval of the Director Plan is not obtained, all of the Contingent Options will terminate retroactively to their grant date.

         As of the Record Date, both the high and the low trading prices of the Company's Common Stock as reported in the NASDAQ/NMS were $0.96875 according to published sources.

Proposal to Obtain Stockholder Approval of the Director Plan

         At the Annual Meeting, the stockholders are being asked to consider and approve the Director Plan. The effect of the stockholders approving the Director Plan would be to (1) finalize all of the Contingent Options (a total of 140,066 Options to the six (6) Non-Employee Directors) and (2) permit the Committee to grant additional Options to acquire Shares under the Director Plan (up to a total of 500,000 Shares) in the future.

         If the stockholders approve the Director Plan, (1) Non-Employee Directors will cease to be eligible, effective as of the Plan Adoption Date, to receive grants of stock options under the Employee Plan, (2) the Contingent Options will become final and (3) the stock options granted to the Non-Employee Directors under the Employee Plan on January 26, 1995 covering the 53,400 shares will terminate retroactively to their grant date. Each Non-Employee Director, other than Mr. Buckland, holds stock options granted to him under the Employee Plan prior to January 26, 1995 (the "Employee Plan Options"). The approval or non-approval of the Director Plan by the stockholders will not affect the status or terms of the Employee Plan Options, which will remain in existence following such stockholder action.

         If the stockholders approve the Director Plan, the Committee intends to adopt certain technical amendments to the Employee Plan (the "Technical Amendments") to (a) cause the Non-Employee Directors to cease to be eligible to receive stock option grants under the Employee Plan (effective upon approval by the stockholders of the Director Plan) and (b) amend and restate the Employee Plan to reflect the amendments described in clause (a) and other amendments to the Employee Plan previously approved by the Committee, the Board and/or the stockholders. If the stockholders do not approve the Director Plan, (i) the Technical Amendments related to the Director Plan will not become effective, with the result that the Non-Employee Directors will continue to be eligible to receive grants of stock options under the Employee Plan, (ii) the Director Plan will not take effect and (iii) all of the Contingent Options will terminate retroactively to their grant date.

     Mr. Lacey is ineligible to receive grants under the Director Plan because he is an employee of the Company. However, Mr. Lacey is eligible to receive, and will continue to be eligible to receive, grants of stock options under the Employee Plan, regardless of whether the stockholders approve the Director Plan.

Summary of the Director Plan

         The Committee (or, if there is no Compensation Committee, the full Board) administers the Director Plan and has full power to construe and interpret the Director Plan. The Committee has full power and authority to determine, among other things, (1) the grant date and exercise date of each Option, (2) vesting restrictions, subject to certain limitations discussed below, applicable to each Option, and (3) cancellation, forfeiture, transfer and repurchase restrictions, if any, applicable to each Option and the Shares acquired upon exercise of Options. The terms and conditions of each Option may be different, and there is no requirement that any Option contain the same terms and conditions as any other Option, except as otherwise discussed below. Any decision made or action taken by the Committee arising out of, or in connection with, interpreting or administering the Director Plan will be final, conclusive and binding on the Company and the Non-Employee Directors.

         Pursuant to the Director Plan, Options may be granted only to Non-Employee Directors of the Company. A Non-Employee Director is defined in the Director Plan as any director who is not, and has not in the immediately preceding thirty-six (36) months been, an employee of the Company. All of the members of the Board (except Mr. Lacey) and all of the members of the Committee are Non-Employee Directors and, therefore, eligible to receive grants of Options under the Director Plan.

         All Options granted under the Director Plan are nonqualified options, will vest in full no later than the close of business on the last business day of the fiscal year in which such Options are granted and have a term of up to ten (10) years, subject to certain early termination provisions (see the discussion below) if the director ceases to be a director. The Committee has the authority to impose a longer (but not a shorter) vesting schedule on any Option granted under the Director Plan.

         The purchase price for Shares covered by Options is payable to the Company in full at the time of, and to the extent of, the exercise of the Option. The purchase price may be paid (1) in cash, (2) to the extent permitted by the Committee, in shares held for at least one (1) year (valued at fair market value ("FMV") on the date of exercise) or (3) a combination of cash and shares.

         Under the Director Plan, Option grants, other than the Contingent Options, will be made to each Non-Employee Director automatically on the first day of each fiscal year of the Company. The number of Options granted each fiscal year is fixed in the Director Plan at (1) 10,000 Option Shares per
Non-Employee Director and (2) an additional 10,000 Option Shares per Non-Employee Director who serves on the Executive Committee. Persons who become Non-Employee Directors (or directors who become members of the Executive Committee) after the first day of a fiscal year will receive a grant of Options on the date they become Non-Employee Directors (and, if applicable, members of the Executive Committee). The number of Shares granted to such persons shall be reduced proportionately to reflect the percentage of the fiscal year (determined on a daily basis) that such person serves as a Non-Employee Director For example, if a Non-Employee Director joins the Board on the 75th day of the fiscal year, he will receive an Option for a number of Shares equal to 10,000, multiplied by a fraction, the numerator of which is 290 and the denominator of which is 365). If a Non-Employee Director becomes a member of the Executive Committee during the fiscal year, the director's additional 10,000 Option grant for Executive Committee membership will be similarly prorated. Fractional Shares will be rounded to the nearest whole Share.

         All of the 1995 Director Options (covering 53,400 Shares) and the 1995 Executive Committee Options (covering 6,666 Shares) vested on May 31, 1995. All of the 1996 Director Options (covering 60,000 Shares) and all of the 1996 Executive Committee Options (covering 20,000 Shares) will vest on May 31, 1996, provided that the recipients continue as directors (and Executive Committee members, as the case may be) through that date. All of the Contingent Option agreements provide that (1) the Contingent Options vested as described above,
(2) except as otherwise provided in clause (3) of this sentence, the Company may (but is not obligated to) repurchase any Shares received upon exercise of a Contingent Option (at the then FMV of such Shares) upon the termination of a Non-Employee Director's status as a director of the Company and (3) if a Non-Employee Director is removed as a director for cause, then such Non-Employee Director will forfeit all unexercised Options and the Company will have the right (but not the obligation) to repurchase all Shares acquired upon exercise of the Contingent Options for an amount equal to the exercise price paid by such Non-Employee Director to acquire such Shares. The exercise price per Share of
(1) all of the 1995 Director Options is $0.6875 per Share, (2) all of the 1995 Executive Committee Options is $0.953125 per Share, (3) all of the 1996 Director Options is $0.6875 per Share and (4) all of the 1996 Executive Committee Options is $0.953125 per Share, in each case the FMV of the Company Common Stock on the grant date. The term of all of the Contingent Options is ten (10) years from their grant dates (except as otherwise provided in the Director Plan); provided, however, that any Contingent Option that is not exercised within five (5) years after the Non-Employee Director ceases to be a director of the Company will expire at the end of such five (5) year period. It is anticipated that all Options granted under the Director Plan in the future will be subject to the same or similar restrictions, although there is no requirement in the Director Plan or legal obligation that such future Option grants contain such restrictions.

     The number of Shares subject to an outstanding Option, as well as the exercise price thereof, is subject to adjustment from time to time to reflect certain events, such as stock splits, stock dividends and the like, and to reflect mergers and similar transactions involving the Company. In addition, in the event of a merger, consolidation, change in control or other reorganization, the Committee may, in its discretion, negotiate an agreement with the acquiring or surviving corporation to assume the outstanding Options under the Director Plan or to authorize cash payments to the Non-Employee Directors in an amount equal to the difference between the exercise price of the Options and the FMV of the Shares subject to such Options.

         The federal income tax consequences of the grant and exercise of Options granted under the Director Plan will affect each Non-Employee Director differently, depending upon his individual tax situation. Under the current federal income tax laws, the federal income tax consequences to the Company and each Non-Employee Director of Options granted or exercised under the Director Plan are generally as follows:

         A Non-Employee Director will not recognize any income, and the Company will not be entitled to a deduction, on the date of grant of an Option. On the date of exercise of an Option (the "Exercise Date"), the Non-Employee Director will recognize ordinary income in an amount equal to the excess of the FMV of the Shares acquired on the Exercise Date over the Option exercise price (the "Exercise Price"). However, a Non-Employee Director subject to Section 16(b) of the Exchange Act will recognize ordinary income in an amount equal to the excess of the FMV of such Shares on the date the Non-Employee Director may first freely transfer such Shares (the "Section 16 Termination Date") over the Exercise Price, unless the Non-Employee Director files an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Internal Revenue Service within thirty (30) days after the Exercise Date to be taxed on the Shares' FMV on the Exercise Date. The Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the Non-Employee Director from the exercise of an Option and will be required to withhold federal income tax based on the amount of such income or, alternatively, must timely issue a Form 1099 for such income to the Non-Employee Director.

         Upon a sale or exchange of Shares received upon exercise of an Option, the Non-Employee Director will recognize capital gain or loss (long- or short-term, depending upon whether the Non-Employee Director has held the Shares for longer than twelve (12) months) in an amount equal to the difference between the sales price for the Shares and the Non-Employee Director's tax basis for the Shares. The Company will not be entitled to a deduction for any capital gain recognized by the Non-Employee Director from such sale or exchange.

         If a Non-Employee Director pays the Exercise Price entirely in cash, the Non-Employee Director's tax basis in the Shares received will be equal to the greater of (1) the FMV of the Shares on the Exercise Date (or, if later, the Section 16 Termination Date), assuming no election has been made under Code
Section 83(b) or (2) the Exercise Price, and the Non-Employee Director's holding period for the Shares will begin on the day after the date the Non-Employee Director's tax basis in the Shares is determined.

         A Non-Employee Director will recognize no gain or loss on the delivery of shares already owned, however acquired ("Old Shares"), as payment in whole or in part of the Exercise Price of an Option. A Non-Employee Director will, however, recognize ordinary income equal to the FMV on the Exercise Date (or, if applicable, the Section 16 Termination Date) of the newly-acquired Shares ("New Shares") which are in excess of the Old Shares, reduced by the amount of cash paid, if any. The Non-Employee Director's tax basis in, and holding period for, the New Shares will be determined as follows: (1) as to the number of New Shares equal to the number of Old Shares delivered, the Non-Employee Director's tax basis in, and holding period for, the Old Shares will carryover to the New
Shares on a share-for-share basis, and (2) as to each additional New Share received, the tax basis for such New Share will be equal to its FMV on the Exercise Date (or, if later, the Section 16 Termination Date, assuming no Code
Section 83(b) election is made), and the Non-Employee Director's holding period will begin on the day after the date the Non-Employee Director's tax basis in the Shares is determined.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board has appointed KPMG Peat Marwick, certified public accountants, as auditors to examine the financial statements of the Company for Fiscal 1996 and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. KPMG Peat Marwick has served as the Company's auditors since May 3, 1993.

         In the event that the stockholders do not ratify the appointment of KPMG Peat Marwick, the adverse vote will be considered as a direction to the Board to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for Fiscal 1996 will be permitted to stand unless the Board finds other reasons for making a change.

         It is understood that even if the selection of KPMG Peat Marwick is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

         A representative of KPMG Peat Marwick is expected to attend the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.


                               REVERSE STOCK SPLIT

         The Board has approved a one-for-two reverse split of the Company's Common Stock (the "Reverse Split"). Three stockholders of the Company owning approximately sixty percent (60%) of the outstanding Common Stock have approved the Reverse Split. Therefore, a vote of the stockholders at the Annual Meeting is not required. However, an Information Statement describing the details of the Reverse Split has been or after the mailing date of this Proxy Statement will be sent to each stockholder of record of the Company. The Company anticipates that the Reverse Split will become effective during the first two weeks of November 1995. Further information regarding the exchange of old stock certificates for new stock certificates will be sent to all stockholders at that time.

                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 1996 annual meeting, they must be received by the Company not later than June 15, 1996. Such proposals should be addressed to the Company at 7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235, Attn: Corporate Secretary.

                                  OTHER MATTERS

     Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                                                     CAPITAL ASSOCIATES, INC.

                                  FORM OF PROXY

                            CAPITAL ASSOCIATES, INC.
                           7175 WEST JEFFERSON AVENUE
                            LAKEWOOD, COLORADO 80235

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 27, 1995

         The undersigned hereby appoints each of William B. Patton, Jr. and John
L. Ruppert as proxy and attorney-in-fact for the undersigned with full power of substitution to vote on behalf of the undersigned at the Company's 1995 Annual Meeting of Stockholders to be held on October 27, 1995, and at any adjournment(s) or postponement(s) thereof, all shares of the Common Stock $.008 par value, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote as follows:

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, hereby revoking any proxy or proxies heretofore given by the undersigned.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1.  ELECTION OF DIRECTORS.....FOR all nominees____      WITHHOLD AUTHORITY____
                           (except as indicated         to vote for all nominees
                            to the contrary)

Nominees:       William  H.  Buckland,   James  D. Edwards,    Gary  M.  Jacobs,
                Dennis  J.  Lacey,  William B. Patton, Jr., Robert A. Sharpe and
                James D. Walker

To  withhold  authority  to  vote  for  any  individual   nominee,   write  that
individual's name in the space provided below.
--------------------------------------------------------------------------------

2.  Approval  of  the   Non-Employee  Director  Stock  Option  Plan  of  Capital
    Associates, Inc.:

                  FOR____  AGAINST__   ABSTAIN____
--------------------------------------------------------------------------------

3. Ratification of KPMG Peat Marwick LLP as auditors for the Company for the 1996 fiscal year:

                  FOR____  AGAINST__   ABSTAIN____

                                    Please sign exactly as name appears at left:

                                    Dated:
                                          --------------------------------------

                                    --------------------------------------------
                                                        Signature

                                    --------------------------------------------
                                               Signature (if held jointly)

                                    When shares are held by joint tenants,  both
                                    should  sign.   When  signing  as  attorney,
                                    executor,    administrator,    trustee    or
                                    guardian, please give full title as such. If
                                    a corporation,  please sign in the corporate
                                    name  by  president   or  other   authorized
                                    officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.